      As filed with the Securities and Exchange Commission on February 18, 1997

                                                  Registration No. 333-____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                           --------------------------------

                                       FORM S-3


                             REGISTRATION STATEMENT UNDER
                              THE SECURITIES ACT OF 1933
                           -------------------------------

                              ACRES GAMING INCORPORATED
                (Exact name of Registrant as specified in its charter)

              Nevada                             88-0206560
    (State of Incorporation)           (I.R.S. Employer Identification No.)

                                815 N.W. Ninth Street
                               Corvallis, Oregon  97330
                                    (541) 753-7648
       (Address, Including Zip Code, and Telephone Number, Including Area Code,
                     of Registrant's Principal Executive Offices)

                                   Robert W. Brown
                               EXECUTIVE VICE PRESIDENT
                              ACRES GAMING INCORPORATED
                                815 N.W. Ninth Street
                               Corvallis, Oregon  97330
                                    (541) 753-7648
              (Name, Address, Including Zip Code, and Telephone Number,
                      Including Area Code, of Agent for Service)

                                      Copies to:
                               Patrick J. Simpson, Esq.
                               Danielle Benderly, Esq.
                                     PERKINS COIE
                          1211 S.W. Fifth Avenue, Suite 1500
                                  Portland, OR 97204
                                    (503) 727-2000

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                           CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
    Title of Each Class           Amount to be     Proposed Maximum       Proposed Maximum      Amount of
of Securities to be Registered     Registered          Offering               Aggregate       Registration
                                                  Price Per Share(1)      Offering Price(1)        Fee
-----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value         40,000             $9.40                 $376,000           $113.94



(1) Pursuant to Rule 457(c), the offering price is the average of the high and low prices of the Common Stock as reported in the consolidated reporting system on February 12, 1997.

                            ------------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                    40,000 SHARES

                              ACRES GAMING INCORPORATED

                                     COMMON STOCK

                                ----------------------

    This prospectus relates to 40,000 shares of common stock, $.01 par value per share (the "Common Stock") of Acres Gaming Incorporated (the "Shares") issued or to be issued upon exercise of Warrants to purchase Common Stock (the "Warrants"). All of the shares offered hereby will be sold by certain shareholders (the "Selling Shareholders") who obtained the Shares upon exercise of the Warrants. See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of Shares by the Selling Shareholders.

    The Company's Common Stock is currently traded over-the-counter on the Nasdaq Small Cap Market under the symbol "AGAM". On February 12, 1997, the average of the high and low prices for the Common Stock was $9.40.

                                ----------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

                                ----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    NEITHER THE NEVADA GAMING COMMISSION NOR THE NEVADA STATE GAMING CONTROL BOARD NOR ANY OTHER GAMING AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

--------------------------------------------------------------------------------
                                             UNDERWRITING        PROCEEDS TO
                             PRICE TO        DISCOUNTS AND         SELLING
                             PUBLIC(1)       COMMISSIONS(2)    SHAREHOLDERS(2)
--------------------------------------------------------------------------------

PER SHARE  ...............     $9.40             ---              $9.40
TOTAL  ...................   $376,000            ---             $376,000

(1) Based on the average of the high and low prices for the Common Stock as reported in the consolidated reporting system on February 12, 1997. The actual Price to Public will be based on market prices on the respective dates of sale, and may be more or less than the Price to Public set forth above. The Company will not receive any of the proceeds from the sale of the Shares offered hereby.
(2) Proceeds to Selling Shareholders will be the Price to Public, less the agents' sales commissions or underwriters' discounts, if any. Expenses of the offering, estimated at $19,113.94, will be paid by the Company.

                                ----------------------

                   THE DATE OF THIS PROSPECTUS IS FEBRUARY __, 1997

                                  TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----

         Available Information . . . . . . . . . . . . . . . . .   3
         Incorporation of Certain Documents by Reference . . . .   3
         Prospectus Summary. . . . . . . . . . . . . . . . . . .   5
         Risk Factors. . . . . . . . . . . . . . . . . . . . . .   6
         Recent Developments . . . . . . . . . . . . . . . . . .   9
         Use of Proceeds . . . . . . . . . . . . . . . . . . . .   9
         Selling Security Holders. . . . . . . . . . . . . . . .   9
         Description of Securities . . . . . . . . . . . . . . .  10
         Plan of Distribution. . . . . . . . . . . . . . . . . .  12
         Legal Matters . . . . . . . . . . . . . . . . . . . . .  13
         Experts . . . . . . . . . . . . . . . . . . . . . . . .  13

                                AVAILABLE INFORMATION

    This Prospectus is part of a Registration Statement on Form S-3 (the "Registration Statement") which the Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Shares offered hereby. The Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Shares, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    The Registration Statement is available for review at the Commission's offices in Washington, D.C. All or part of the Registration Statement may be inspected and copied, upon payment of the prescribed fees, at the Public Reference Section of the Commission, 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549-1004.

    In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at, and copies of such material obtained at prescribed rates from, the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, at the Commission's Website at http://www.sec.gov and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

    The Company currently furnishes Annual Reports to its shareholders and intends to continue to do so.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

    1. The Company's Annual Report on Form 10-K for the year ended June 30, 1996, including financial statements incorporated by reference, as amended by the Form 10-K/A filed with the Commission on October 29, 1996.

    2. The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, and December 31, 1996, including financial statements incorporated by reference.

    3. The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on September 27, 1993 under Section 12(g) of the Exchange Act.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

    Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed Incorporated Document or in an accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

    The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests should be directed to Robert W. Brown, Executive Vice President, at the Company's principal executive offices, Acres Gaming Incorporated, 815 N.W. Ninth Street, Corvallis, Oregon 97330, telephone (541) 753-7648. The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

                                  PROSPECTUS SUMMARY

                                     THE COMPANY

    Acres Gaming Incorporated (the "Company") develops, manufactures and markets electronic game promotion, slot accounting, and game monitoring systems to the casino gaming industry. Its Concept III products are designed to enhance casino profitability by providing entertainment and incentives to players of slot machines and collecting and analyzing data for use by casino managers. The Concept III technology improves the efficiency of bonus and incentive programs currently offered by many casinos, and makes possible bonus and incentive programs that have not previously been offered. A number of the primary manufacturers of slot machines have made extensive changes to the software used in their machines to support the Concept III technology.

    The Company currently offers products in four major categories:

    -    Bonusing
    -    Progressive jackpots
    -    Slot accounting
    -    Player tracking

    Bonusing and progressive jackpot systems, which provide players with opportunities for additional play and special pay-outs, are designed to enhance interest in the machines and games to which they are attached. The slot accounting products collect, analyze and report data to casino managers to satisfy accounting and regulatory requirements and to enable casino management to analyze the performance of each gaming device by type and location. Player tracking systems allow a casino to monitor the playing patterns of individual players or selected groups of players and to develop incentives and promotions for those players. See "Recent Developments--IGT Strategic Alliance" regarding potential changes in the Company's player tracking/slot accounting business.

    Concept III and its component products are a modular, integrated system. The slot accounting, player tracking, progressive jackpot and bonusing modules can be purchased and installed individually or as an integrated system. Modularity permits a casino to introduce Concept III in stages, adding modules as additional functions are desired. The modular design also is intended to permit products that may be developed in the future to be integrated into the Concept III system.

    The Company was incorporated under the laws of the State of Nevada in January 1985. The Company's principal office is located at 815 N.W. Ninth Street, Corvallis, Oregon 97330. Its telephone number is (541) 753-7648.

                                     RISK FACTORS

    An investment in the Shares offered hereby involves a high degree of risk. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Prospective investors should consider the following factors, among others, in making a decision concerning purchase of the Shares offered hereby:

    LIMITED OPERATING HISTORY; LOSSES. Although the Company was incorporated in January 1985, the Company did not make initial installations of its Concept III product line until the fiscal year ended June 30, 1992. The Company's limited operating history makes the prediction of future operating results difficult. For the fiscal year ended June 30, 1996, the Company had revenues of $6,942,000 and a net loss of $1,641,000. The Company also incurred net losses for the fiscal years ended June 30, 1995, 1994, 1993 and 1992. At December 31, 1996, the Company had an accumulated deficit of $4,458,000.

    PRODUCT CONCENTRATION. The Company derives substantially all of its revenues from the sale of products in its Concept III system and the Company's future success will depend on its ability to continue to generate sales of these products. A decline in demand or prices for the Company's Concept III system, whether as a result of new product introduction or price competition from competitors, technological change, or failure of the Company's Concept III system to address customer requirements or otherwise, could have a material adverse effect on the Company's revenues and operating results.

    MANAGEMENT OF GROWTH. The Company has recently experienced significant growth in its business, which has placed, and if sustained will continue to place, a substantial burden on its operational, administrative and financial resources. The Company's ability to compete effectively and to manage future growth, if any, would require the Company to continue to improve its financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage its employees. Any failure by the Company to implement and improve any of the foregoing could have a material adverse effect on the Company's business, operating results and financial condition.

    STRATEGIC ALLIANCE. On January 29, 1997, the Company finalized arrangements to form a strategic alliance with International Game Technology ("IGT"). IGT is the largest manufacturer of slot machines in the world. The agreement includes a $5 million investment from IGT in return for 519,481 newly issued shares of the Company's 3% convertible preferred stock, with a 12 month option to purchase an additional 519,480 shares at the same price. The strategic alliance, however, may not be fully implemented or, if implemented, could adversely affect the Company's financial condition and results of operations. In addition, customers and potential customers of the Company who are competitors of IGT may view this strategic alliance unfavorably.

    LIQUIDITY. Sufficient funds to maintain new product development efforts and expected levels of operations may not be available and additional capital, if and when needed by the Company, may not be available on terms acceptable to the Company.

    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company's quarterly operating results have fluctuated in the past, and may fluctuate significantly in the future, due to a number of factors, including, among others, the size and timing of customer orders, the timing and market acceptance of new products introduced by the Company, changes in the level of operating expenses, technological advances and new product introductions by the Company's competitors, competitive conditions in the industry, regulatory approval and general economic conditions. Product development and marketing costs are often incurred in periods before any revenues are recognized from the sales of products, and gross margins are lower and operating expenses are higher during periods in which such product development expenses are incurred and marketing efforts are commenced. At its current stage of operations, the Company's quarterly revenues and results of operations may be materially affected by the receipt or loss of any one order and by the timing of the delivery, installation and regulatory approval of any one order. The Company may not be able to attain or maintain profitable operations on a consistent basis. The Company believes that period to period comparisons of its financial results may not be meaningful and should not be relied upon as indications of future performance.
Fluctuations in operating results may result in volatility in the price of the Company's Common Stock.

    RISKS OF TECHNOLOGICAL CHANGE. The markets in which the Company competes are subject to frequent technological changes and one or more of the Company's competitors may develop alternative technologies for bonusing, progressive jackpots, slot accounting, player tracking or game promotions. The Company's future results of operations will depend upon its ability to improve and market its existing products and to successfully develop, manufacture and market new products. While the Company plans to expend a significant portion of its revenues on research and development and on product enhancement, the Company may not be able to continue to improve and market its existing products or develop and market new products, or technological developments may cause the Company's products or technology to become obsolete or noncompetitive. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements could materially and adversely affect the Company's operating results.

    COMPETITION. The market in which the Company participates is highly competitive. Many of the Company's competitors have substantially greater financial, marketing and technological resources than the Company and the Company may not be able to compete successfully with them.

    PATENTS AND TRADEMARKS. The Company relies on a combination of patent, trade secret, copyright and trademark law, nondisclosure agreements and technical security measures to protect its products. The Company has applied for U.S. patents on certain features of its Concept III product line, and may in the future apply for other U.S. patents and corresponding foreign patents. The Company may also file for patents on certain features of products that the Company may develop in the future. Notwithstanding these safeguards, it is possible for competitors of the Company to obtain its trade secrets and to imitate its products. Furthermore, others may independently develop products similar or superior to those developed or planned by the Company. While the Company may obtain patents with respect to certain of its products, the Company may not have sufficient resources to defend such patents, such patents may not afford all necessary protection and competitors may develop equivalent or superior products which may not infringe such patents.

    GOVERNMENT REGULATION; POTENTIAL RESTRICTIONS ON SALES. The Company is subject to gaming regulations in each jurisdiction in which its products are sold or are used by persons licensed to conduct gaming activities. The Company's products generally are regulated as "associated equipment," pursuant to which gaming regulators have discretion to subject the Company, its officers, directors, key employees, other affiliates, and certain shareholders to licensing, approval and suitability requirements. In the event that gaming authorities determine that any person is unsuitable to act in such capacity, the Company would be required to terminate its relationship with such person, and under certain circumstances, the Company has the right to redeem its securities from persons who are found unsuitable. See "Description of Securities -- Common Stock." Products offered and expected to be offered by the Company include features that are not available on products currently in use. These new features may, in some cases, result in additional regulatory review and licensing requirements for the products or the Company. Compliance with such regulatory requirements may be time consuming and expensive, and may delay or prevent a sale in one or more jurisdictions. In addition, associated equipment generally must be approved by the regulatory authorities for use by each licensed location within the jurisdiction, regardless of whether the Company is subject to licensing, approval, or suitability requirements. Failure by the Company to obtain, or the loss or suspension of, any necessary licenses, approvals or suitability findings, may prevent the Company from selling or distributing its product in such jurisdiction. Such results may have a material adverse effect on the Company. From time to time, the Company enters into contracts that are contingent upon the Company and/or the customer obtaining the necessary regulatory approvals to sell or use the Company's products or to operate a casino. Failure to timely obtain such approvals may result in the termination of the contract of sale and the Company may be required to return all amounts paid pursuant to such contract. Failure to obtain necessary regulatory approvals could have a material adverse effect on the Company.

    DEPENDENCE ON FOUNDER. The Company's operations are materially dependent upon the services of John F. Acres, Chief Executive Officer and principal shareholder of the Company. The Company recently entered into an employment agreement with Mr. Acres. In addition, the Company maintains "key person" insurance on the life of Mr. Acres, payable to the Company, in the sum of $7,000,000. The loss of the services of Mr. Acres would materially and adversely affect the Company's business.

    CONTROL BY EXISTING MANAGEMENT. John F. Acres, the sole Director and Chief Executive Officer of the Company, beneficially owns approximately 25% of the Company's outstanding shares of Common Stock. Mr. Acres controls the affairs of the Company. See "Description of Securities -- Common Stock."

    ABSENCE OF DIVIDENDS. The Company has not paid any dividends on its Common Stock since its inception and does not anticipate paying any dividends in the foreseeable future. Earnings of the Company, if any, are expected to be used to finance the development and expansion of the Company's business. Any future decision with respect to dividends will depend on future earnings, future capital needs and the Company's operating and financial condition, among other factors. See "Description of Securities--Common Stock."

    EXERCISE OF OPTIONS AND WARRANTS. As of December 31, 1996, 883,075 shares of Common Stock were subject to outstanding stock options under the Company's Stock Option Plan at exercise prices ranging from $3.00 to $17.625 per share and approximately 150,000 shares were issuable upon exercise of outstanding warrants at exercise prices ranging from $4.75 to $9.00 per share. While outstanding options and warrants are exercisable, the holders thereof have the opportunity to profit from a rise in the market price of the common stock. The Company may find it more difficult to raise additional equity capital while the options and warrants are outstanding. At any time when the holders might be expected to exercise their options and warrants, the Company would probably be able to obtain additional equity capital on terms more favorable than those provided in the options and warrants being exercised. Holders of options and warrants do not have any of the rights or privileges of shareholders of the Company prior to exercise of the options and warrants.

                                 RECENT DEVELOPMENTS

    IGT STRATEGIC ALLIANCE

    In January 1997, the Company and IGT entered into agreements to form a strategic alliance (the "Strategic Alliance"). Under the Strategic Alliance, the Company plans to (i) create proprietary games, using IGT equipment as the foundation, to be installed under leasing or revenue sharing agreements in casinos; (ii) sell its Concept III Bonusing Technology and player tracking components for use in IGT Smart System-TM- player tracking/slot accounting installations; (iii) eventually withdraw from the player tracking/slot accounting business; (iv) have its displays and other game enhancements tools incorporated into IGT's slot machines; and (v) develop promotions for use on IGT's Wide Area Network that supports "Megabucks," "QuarterMania" and other progressive jackpot promotions.

    As part of the Strategic Alliance, the Company and IGT have executed a Stock Purchase Agreement, pursuant to which IGT purchased 519,481 shares of the Series A Convertible Preferred Stock of the Company (described below). IGT may purchase up to an additional 519,480 shares of the Series A Convertible Preferred Stock in increments not less than 103,896 shares on or before August 8, 1997.

                                   USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of shares by the Selling Shareholders.

                               SELLING SECURITY HOLDERS


                        Shares Beneficially Owned                      Shares Beneficially
                          Prior to Offering (1)                      Owned After Offering (1)
                      -----------------------------                ----------------------------

   Beneficial Owner     Number     Percent (2)     Shares To Be      Number     Percent (2)
   ----------------     ------     -----------     ------------      ------     -----------
                                                        Sold
                                                        ----
John G. Kinnard and     28,000         *               28,000            0          --
   Company, Inc.
David D. Metz            6,400         *                3,400        3,000           *
Thomas J. Pierce         3,450         *                3,450            0          --
Robert V. Webb           6,150         *                1,150        5,000           *
Michael Jon Norton       1,000         *                1,000            0          --
Joseph Anthony Radecki   1,000         *                1,000            0          --
Jerald Scott Johnson     1,000         *                1,000            0          --
George William           1,000         *                1,000            0          --
   Mitchell, Jr.         -----                          -----            -          --

              Total     48,000         *               40,000        8,000           *

*   Less than 1 percent.

(1) Each person has sole voting and sole dispositive power with respect to all outstanding shares.

(2) Based on 8,740,306 Shares outstanding December 31, 1996. Does not include 1,576,425 shares of Common Stock reserved for issuance under the Acres Gaming Incorporated 1993 Stock Option and Incentive Plan (of which 883,075 shares are subject to outstanding options).

                              DESCRIPTION OF SECURITIES

COMMON STOCK

    The Company is authorized to issue up to 50,000,000 shares of Common Stock, $.01 par value. As of December 31, 1996, there were 8,740,306 shares outstanding and approximately 230 holders of record of the Company's Common Stock. The Company estimates that there are more than 1,000 beneficial owners of the Company's stock.

    Holders of Common Stock are entitled, subject to the prior rights of holders of Preferred Stock, to receive such dividends as are declared by the Board of Directors of the Company out of funds legally available for the payment of dividends. The Company intends to retain any earnings to finance the development of its business. Accordingly, the Company does not anticipate payment of any dividends on the Common Stock in the foreseeable future. In the event of any liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled, subject to the prior rights of holders of Preferred Stock, to receive a pro rata share of the net assets of the Company remaining after payment or provision for payment of the debts and other liabilities of the Company.

    Holders of Common Stock are entitled to one vote per share in all matters to be voted upon by shareholders. There is no cumulative voting for the election of directors. Holders of Preferred Stock have the right to elect one director. See "Preferred Stock." Holders of Common Stock have no preemptive rights to subscribe for or to purchase any additional shares of Common Stock or other obligations convertible into shares of Common Stock which may hereafter be issued by the Company.

    The Company's Articles of Incorporation provide that the Company may redeem, at fair market value, securities held by any person or entity whose status as a security holder, in the opinion of the Board of Directors of the Company, may result in the disapproval, modification or non-renewal of any contract or the loss or non-reinstatement of any license or franchise from any governmental agency held by the Company or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of capital stock meeting certain criteria. These restrictions are contained in a legend on each certificate evidencing shares of Common Stock.

    In addition, on December 21, 1995, the Company was licensed by the Nevada Gaming Commission ("Nevada Commission") as a publicly traded corporation ("Registered Corporation"). Under the Nevada Gaming Control Act ("Nevada Act"), any beneficial holder of the Company's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated and have his suitability as a beneficial holder of the Company's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada.

    The Nevada Act requires any person who individually, or in conjunction with others, directly or indirectly acquires beneficial ownership of more than 5% of the voting securities of the Company to report such acquisition to the Nevada Commission within ten days following the reporting of such acquisition with the Commission. Likewise, the Nevada Act requires any person who individually, or in conjunction with others, directly or indirectly acquires beneficial ownership of more than 10% of the voting securities of the Company to report such acquisition to the Nevada Commission in the same manner, and further, to apply to the Nevada Commission for a finding of suitability to be associated with the Company within 30 days after the chairman of the Nevada Board mails a written notice to such person(s) requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of the voting securities of the Company may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only.

    All of the outstanding shares of Common Stock, including the Shares offered hereby, are, or upon the exercise of the Warrants will be, fully paid and non-assessable. Holders of Common Stock of the Company are not liable for further calls or assessments.

PREFERRED STOCK

    The Company is authorized to issue 20,000,000 shares of Preferred Stock, $.01 par value, from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors. The Board of Directors has the authority to fix and determine the rights and preferences of the shares of any series so established, including dividends, conversion prices, voting rights, redemption prices, maturity dates and similar matters without further action by the shareholders.

    TERMS OF SERIES A STOCK

    The initial series of Preferred Stock consists of 1,038,961 shares designated Series A Convertible Preferred Stock (the "Series A Stock"). The issue price of the Series A Stock is $9.625 per share.

    The Series A Stock is entitled to receive non-cumulative dividends at a rate per share equal to 3 percent of $9.625, the initial purchase price. Any dividends declared and not paid in cash may be paid in additional shares of Series A Stock or credits to purchase the Company's products. Holders of the Series A Stock will have the option, upon notice to the Company, to convert shares of Series A Stock into shares of Common Stock based upon the applicable conversion price in effect at the time of conversion. The initial conversion price for each share of Series A Stock is the lesser of the price at which the Series A Stock was initially issued and the average closing price of the Company's Common Stock for the period of thirty days prior to the date of conversion of shares of Series A Stock. The conversion price is subject to adjustments for certain events relating to the Common Stock including stock splits and combinations, dividends and distributions, reclassification, exchange, substitution, reorganization, merger, or sale of assets. The Series A Stock is subject to redemption on or after the earlier of five years from the date of the initial issuance and the date that John F. Acres owns fewer than 1,000,000 shares of the Company's Common Stock (adjusted for any stock dividend or split). Any such redemption would be at the option of the holders of the Series A Stock or the Company, at a price equal to the purchase price plus any declared but unpaid dividends.

    So long as 25 percent of the shares of Series A Stock originally issued by the Company remain outstanding, holders of the Series A Stock are entitled as a class to elect one director. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Stock will be entitled to receive a liquidation preference of $9.625 per share plus any declared but unpaid dividends prior to the distribution of any of the Company's assets to holders of the Common Stock. Any assets remaining after the distribution to holders of the Series A Stock will be distributed to holders of the Common Stock.

    So long as 25 percent of the shares of the Series A Stock originally issued by the Company are outstanding, the Company cannot effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Company, or any consolidation or merger in which the Company is not the surviving corporation or in which the holders of the capital stock of the Company before the consolidation or merger own less than 50 percent of the Company after the consolidation or merger, or any reclassification or other change of any stock, or any recapitalization of the Company, or any voluntary dissolution, liquidation or winding up of the Company, without the approval of the holders of the Series A Stock.

    Shares of the Series A Stock and shares of Common Stock issuable upon conversion of the Series A Stock will be "restricted securities" under the federal securities laws and may not be resold without registration under the Securities Act of 1933, as amended, unless an exemption from registration is available.

    The Company has granted to IGT certain rights to demand registration of the Common Stock underlying the Series A Stock which may be exercised on or after December 31, 1997. Those rights require the Company to register with the SEC the shares of Common Stock issuable on conversion of the Series A Stock. The Company has agreed to pay all the expenses of one such registration. The Company has agreed to indemnify certain parties in connection with such registration, including any underwriters. The Company also granted piggy-back and S-3 rights to IGT.

WARRANTS

    The 40,000 shares of Common Stock which may be sold pursuant to this Prospectus were acquired upon exercise of certain Warrants to purchase common stock, which warrants were issued for services in connection with a private placement of equity by the Company in June 1995. The Warrants were issued by the Company on June 30, 1995, at an exercise price of $7.20 per share, subject to certain antidilution provisions which provide for adjustment of the Warrant Exercise Price if the Company (i) pays any dividends on any class of the Company's stock payable in Common Stock or securities convertible into Common Stock, (ii) subdivides its then outstanding shares of Common Stock into a greater number of shares; or (iii) combines outstanding shares of Common Stock, by reclassification or otherwise. The Warrants are exercisable until June 30, 2000.

INDEMNIFICATION AND WAIVER OF DIRECTOR LIABILITY

    The Nevada corporation law provides that a Company may indemnify its officers, directors and employees for liability arising out of certain actions. The Company has included in its Articles of Incorporation and Bylaws provisions to indemnify its directors and officers to the fullest extent permitted by Nevada General Corporation Law. Such indemnification may be available for liabilities arising in connection with this offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to such indemnification provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

    The Company has adopted in its Articles of Incorporation a provision which limits personal liability for breach of the fiduciary duty of its directors, to the extent provided by Section 78.037 of the Nevada General Corporation Law. Such provision eliminates the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director's duty of loyalty to the Company, liability for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, liability based on payments of improper dividends, and liability for acts occurring prior to the date such provision was added.

TRANSFER AGENT AND REGISTRAR

    Norwest Bank Minnesota, National Association, South St. Paul, Minnesota, is the Transfer Agent and registrar for the Common Stock of the Company.

                                 PLAN OF DISTRIBUTION

    Any or all of the Shares may be sold from time to time to purchasers directly by any of the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Shares for whom they may act as agents. The Selling Shareholders and any such underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The Company is obligated to maintain the effectiveness of this Registration Statement for a period of six months from the date hereof.

                                    LEGAL MATTERS

    The validity of the shares of Common Stock being offered hereby will be passed upon for the Company by Perkins Coie, Portland, Oregon.

                                       EXPERTS

    The financial statements of the Company incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                                                                   Amount
                                                              ---------------
    SEC Registration Fee . . . . . . . . . . . . . . . . .          113.94
    Accounting Fees and Expenses*. . . . . . . . . . . . .        2,000.00
    Legal Fees and Expenses* . . . . . . . . . . . . . . .       10,000.00
    Blue Sky Fees and Expenses*. . . . . . . . . . . . . .        1,000.00
    Printing, including Registration Statement,
       Prospectus, etc.* . . . . . . . . . . . . . . . . .        2,500.00
    Miscellaneous Expenses*. . . . . . . . . . . . . . . .        3,500.00
                                                              ---------------
    TOTAL EXPENSES*. . . . . . . . . . . . . . . . . . . .      $19,113.94
                                                              ---------------
                                                              ---------------

    ---------------

    *ESTIMATED

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 78.751 of the Nevada General Corporation Law provides that a corporation may indemnify its current and former officers, directors, employees and agents against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings, except an action by or in the right of the corporation, in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they
(i) have not been adjudged to be liable to the corporation, (ii) acted in good faith, (iii) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful and (iv) reasonably believed that the conduct was in the best interests of the corporation. Section 78.752 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have had the power to indemnify the person against the liability under the provisions of such section.

    The Company has adopted in its Articles of Incorporation a provision which limits personal liability for breach of the fiduciary duty of its directors, to the extent provided by Section 78.037 of the Nevada General Corporation Law. Such provision eliminates the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director's duty of loyalty to the Company, liability for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, liability based on payments of improper dividends, and liability for acts occurring prior to the date such provision was added.

    Article IX of the Bylaws of the Company provides that the directors, officers and representatives of the Company shall have the rights to indemnification in accordance with, and to the fullest extent provided by,
Section 78.751 of the Nevada General Corporation Law.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER   DESCRIPTION
------   -----------

 *4.1    Articles of Incorporation

 *4.2    Preferred Stock Certificate

  5.1 Opinion of Perkins Coie regarding legality of the Common Stock being registered.

 23.1    Consent of Arthur Andersen LLP

 23.2    Consent of Perkins Coie (included in the opinion filed as Exhibit 5.1)

 24.1    Power of Attorney (included in signature page)

----------

*Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1996.

ITEM 17.  UNDERTAKINGS.

    (a)  The undersigned registrant hereby undertakes:

         (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corvallis, State of Oregon, on February 18, 1997.

                                       ACRES GAMING INCORPORATED

                                       By:/s/ John F. Acres
                                          --------------------------------
                                          John F. Acres
                                          Chief Executive Officer


                                  POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints John F. Acres and Robert W. Brown, or either of them, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-3 of Acres Gaming Incorporated and any or all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits hereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE               TITLE                                  DATE
---------               -----                                  ----


/s/  John F. Acres      Chief Executive Officer and Director   February 18, 1997
----------------------  (Principal Executive Officer
John F. Acres           and Director)

/s/  Robert W. Brown    Executive Vice President, Chief        February 18, 1997
----------------------  Financial Officer and Secretary
Robert W. Brown         (Principal Financial and Accounting
                        Officer)

                                  INDEX TO EXHIBITS
                                     TO FORM S-3
                            FOR ACRES GAMING INCORPORATED

EXHIBIT
NUMBER   DESCRIPTION
------   -----------

 *4.1    Articles of Incorporation

 *4.2    Preferred Stock Certificate

  5.1 Opinion of Perkins Coie regarding legality of the Common Stock being registered

 23.1    Consent of Arthur Andersen LLP

 23.2    Consent of Perkins Coie (included in the opinion filed as Exhibit 5.1)

 24.1    Power of Attorney (included in signature page)

*Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1996.